Exhibit 10.(ii)

COINSURANCE AGREEMENT

This Coinsurance Agreement (this “Agreement”), effective as of July 1, 2009, is by and between Eagle Life Insurance Company, a corporation organized under the laws of the State of lowa (hereinafter referred to as the “Reinsurer”), and American Equity Investment Life Insurance Company, a company organized under the laws of the State of lowa (hereinafter referred to as the “Company”).

The Company and the Reinsurer mutually agree to enter into a reinsurance transaction under the terms and conditions stated herein. This Agreement is an indemnity reinsurance agreement solely between the Company and the Reinsurer, and the performance of the obligations of each party under this Agreement shall be rendered solely to the other party. In no instance, except as set forth in the insolvency provisions of this Agreement, shall anyone other than the Company or the Reinsurer have any rights under this Agreement, and the Company shall be and shall remain the only party hereunder that is liable to any insured or beneficiary under the policy reinsured hereunder.

ARTICLE I

Definitions

As used in this Agreement, the following terms shall have the following meanings (definitions are applicable to both the singular and the plural forms of each term defined in this Article):

1.1           “Account Value” means the amount payable on a Policy upon full surrender excluding the surrender charge, determined in a manner consistent with the amounts reported quarterly in Schedule D.

1.2           “Accrual Rate” means the weighted average crediting rate on policies in force at the end of the most recent calendar quarter, plus 1.50%.

1.3           “Business Day” means any day that is not a Saturday, Sunday or other day on which national banking institutions are required or permitted by law or executive order to be closed.

1.4           “C-4 Risk Charge” shall have the meaning specified in Section 4.5.

1.5           “Commission Allowance” shall have the meaning set forth in Schedule C.

1.6           “Effective Date” shall have the meaning set forth in Section 2.1.

1.7           “Expense Allowances” shall have the meaning set forth in Schedule C.

1.8           “Insurance Taxes and Charges” means all insurance taxes (not including any federal, state or local tax measured by net income) and Guaranty Fund assessments related to the Reinsured Policies.

1.9           “Monthly Accounting Report” means the report required to be prepared in accordance with Section 8.2 and Schedule B.

1.10         “Policy” means any individual insurance policy described in Schedule A and all endorsements, riders, benefits, and amendments thereto.

1.11         “Policy Benefits” shall mean partial surrenders, full surrenders, death claims, annuity payouts under Supplementary Contracts, and all other contractual benefits.

1.12         “Premiums” means the gross considerations for the Policies reinsured hereunder.

1.13         “Quarterly Accounting Report” means the report required to be prepared in accordance with Section 8.2 and Schedule D.

1.14         “Quota Share” means the percentage of risk assumed by the Reinsurer with respect to the Reinsured Policies, as set forth in Schedule A.

1.15         “Reinsurance Premium” shall mean the Quota Share of Premiums on Reinsured Policies as set forth in Schedule A.

1.16         “Reinsured Policies” shall mean all Policies reinsured under this Agreement, as set forth in Schedule A, including any amendments, riders or endorsements attached thereto and all Supplementary Contracts written by the Company on or following the Effective Date through, but excluding, the date this Agreement is terminated.

1.17         “Reserves” means Exhibit 5 policy reserves as defined under statutory accounting principles.

1.18         “Settlement Amount” means the net amount due and payable to either party with respect to any Monthly Accounting Period as set forth in Section 8.3.

1.19         “Supplementary Contracts”  means all supplementary contracts, whether with or without   life contingencies, issued by the Company in exchange for a Reinsured Policy.

1.20         “Terminal Accounting and Settlement” as described in Section 10.1 means the final accounting and payment of any amount due either party upon the termination of this Agreement.

ARTICLE II

Coverage

2.1           Coverage.  For Policies issued on or after July 1, 2009, (the “Effective Date”), the Company agrees to cede to the Reinsurer, and the Reinsurer agrees to indemnify the Company for the Quota Share of the risks under the Policies as of the Effective Date. The liability of the Reinsurer with respect to its share of the risks under the Reinsured Policies including liability for Policy Benefits under the Reinsured Policies shall begin simultaneously with that of the Company, but not prior to the Effective Date.

2.2           Conditions. The reinsurance hereunder is subject to the same limitations, terms and conditions as the applicable Reinsured Policies hereunder, except as otherwise provided in this Agreement.

2.3           Exclusions. This Agreement does not apply to any risks except those risks under the applicable Reinsured Policy hereunder.

ARTICLE lII

General Provisions

3.1           Confidentiality. In performing the obligations arising under this Agreement, Reinsurer may have access to and receive disclosure of certain information from Company which is confidential or proprietary (hereinafter “Confidential Information”).  Confidential Information includes all information provided by Company to Reinsurer except (a) information which Reinsurer has confirmed is publicly known, so long as it is not publicly known through the acts or omissions of Reinsurer; or (b) information which is legally required to be disclosed by Reinsurer under a requirement of a governmental agency or a court of law having jurisdiction, but only if Reinsurer discloses only that information which, in the reasonable opinion of its counsel, is required to be disclosed.  Reinsurer agrees that it will not disclose the Confidential Information to a third party other than to carry out the Reinsurer’s obligations under this Agreement.  Reinsurer further agrees not to appropriate any Confidential Information for its own use either during the course of or subsequent to termination of this Agreement.  If Reinsurer discloses the Confidential Information to a third party in order to perform the obligations under this Agreement, the Reinsurer will disclose to the Company and will require the third party to agree to the confidentiality standards set forth in this paragraph. Company has the right, but not the obligation, to audit the Confidential Information in the possession of Reinsurer to detect use of the Confidential Information which is in violation of this Coinsurance Agreement.  Reinsurer’s obligations with respect to the confidentiality and security of the Confidential Information shall survive termination of this Agreement.  All Confidential Information in any medium and any copies thereof shall be promptly returned to Company or destroyed at Company’s option upon request of Company or upon termination of this Agreement.

Notwithstanding anything in this Section 3.1 to the contrary, Company agrees that Reinsurer may disclose to analysts, rating agencies and/or any other parties approved in advance by Company, information limited to (i) the existence this Agreement; (ii) the quota share amount and total dollar amount of reinsurance hereunder (premiums, benefits, and expenses); and (iii) the terms of the Policies, but specifically excluding contract specific data from the pricing models for the Policies and/or the identities of any of Company’s sales agents.

3.2           Inspection.  Either party or its designated representative may upon advance notice of at least ten (10) Business Days inspect, at the offices of the Company or the Reinsurer, as the case may be, where such records are located, and conduct reasonable audits of, the papers and any and all other books or documents of the Company or the Reinsurer reasonably relating to the Reinsured Policies and the administrative responsibilities hereunder, during normal business hours for such period as this Agreement is in effect or for as long thereafter as the Company or the Reinsurer, as the case may be, seeks performance by the other party pursuant to the terms of this Agreement. The information obtained shall be used only for purposes relating to the reinsurance provided under this Agreement and shall not be disclosed to any person without the express permission of the other party, except to the extent that disclosure is required by law. Each party will bear its own out of pocket costs in conducting investigations under this Section. Each party’s rights under this Section 3.2 shall survive termination of this Agreement until all Reinsured Policies have expired by their terms.

3.3           Misunderstandings and Oversights. If any delay, omission, error or failure to pay amounts due or to perform any other act required by this Agreement is unintentional and caused by misunderstanding, accident, or oversight, the Company and the Reinsurer shall adjust the situation to what it would have been had the misunderstanding, accident or oversight not occurred. The party first discovering such misunderstanding, accident or oversight, or act resulting from the misunderstanding or oversight, shall notify the other party in writing promptly upon discovery thereof and the parties shall act to correct such misunderstanding or oversight promptly upon receipt of such notice. However, this Section 3.3 shall not be construed as a waiver by either party of its right to enforce strictly the terms of this Agreement.

3.4           Misstatement. In the event that the liability provided by a Reinsured Policy is increased or decreased because of a misstatement of fact, the reinsurance hereunder shall increase or decrease proportionate to the Quota Share thereunder.

3.5           Policy Changes. The Company and the Reinsurer shall share, based upon the applicable Quota Share, in any increase or decrease in the Company’s liability that results from any change in the terms or conditions of any Reinsured Policy arising from the insured’s addition or deletion of riders.

3.6           CompIiance with Applicable Laws and Regulations.

(a)           Agreements to be Construed in Accordance with Existing Law. It is the intention of the parties that this Agreement and related documents shall comply with all applicable federal and state laws and regulations in such a way that a Reinsured Policy remains reinsured on the quota share reinsurance plan.

(b)           Amendment Upon Failure to Comply. In the event that it is determined by a regulatory authority, or by either party upon the advice of regulatory authorities that this Agreement or related documents fail to conform to the requirements of existing applicable laws and regulations, the parties shall exercise reasonable efforts to reach an agreement to amend the Agreement or related documents so as to return the parties to the economic position that they would have been in had no such change occurred, or so that both parties share proportionately in the economic detriment of such change. If the parties are unable to reach an agreement to amend the Agreement or related documents, then the party adversely affected by the change shall have the right to bring its dispute to arbitration in accordance with the provisions of Article XII, but in no event will this Agreement terminate prior to resolution of the dispute in arbitration.

(c)           Standard of Care.  The Reinsurer agrees to perform the duties set forth herein in a manner consistent with general life insurance and with a standard of care equal to the standards it uses on similar policies that it directly writes and in accordance with applicable laws and regulations. The Reinsurer shall maintain all licenses, obtain all regulatory approvals and comply with all regulatory requirements necessary to perform its obligations contemplated under this Agreement.

3.7           Setoff and Recoupment. Any debts or credits, matured or unmatured, regardless of when they arose or were incurred, in favor of or against either the Company or the Reinsurer with respect to this Agreement, are deemed mutual debts or credits, as the case may be, and shall be set off, and only the net balance shall be allowed or paid.

ARTICLE IV

Payments

4.1           Premiums.  The Company will pay the Quota Share of Premiums on Reinsured Policies as shown in Schedule A.

4.2           Policy Benefits. The Reinsurer shall pay its Quota Share of all Policy Benefits including death benefits, withdrawals, surrenders, and annuity payouts under Supplementary Contracts on Reinsured Policies as shown in Schedule A.

4.3           Commission and Expense Allowances. The Reinsurer shall pay its Quota Share of all Commission and Expense Allowances on Reinsured Policies as shown in Schedule C.

4.4           Insurance Taxes and Charges.  The Reinsurer shall pay its Quota Share of all Insurance Taxes and Charges on Reinsured Policies.

4.5           C-4 Risk Charge.  The Reinsurer shall reimburse the Company for the economic cost of funding the statutory risk-based-capital associated with C-4 Risk (the “C-4 Risk Charge”) quarterly in an amount equal to 23 basis points per annum (0.23%) multiplied by the average of Ceded Reserves during the relevant quarterly period.  The C-4 Risk Charge shall be payable in accordance with Section 8.3.

4.6           Payments.  All payments made pursuant to this Agreement shall be made in immediately available U.S. funds.

ARTICLE V

Reserves

5.1           Reserves. The Reinsurer shall establish and maintain appropriate Reserves with respect to the Reinsured Policies and shall hold its Quota Share of Reserves with respect to the Reinsured Policies hereunder.

ARTICLE VI

Credited Rates/Non-Guaranteed Elements

6.1           Credited Rates/Non-Guaranteed Elements.  The Company shall be responsible for determining credited interest rates and other non-guaranteed elements of the Reinsured Policies. The Company may not change the credited interest rate or any other non-guaranteed elements on existing Reinsured Policies without the Reinsurer’s consent, which shall not be unreasonably withheld.

ARTICLE VII

Administration

7.1.          Policy Administration.  The Company shall provide all required, necessary and     appropriate claims, administrative and other services with respect to the Reinsured Policies The Company shall use reasonable care in its underwriting, administration and claims practices with respect to the Reinsured Policies and in administering and performing its duties under this Agreement and such practices, administration and performance shall (a) be consistent with the Company’s existing practices, administration and performance and underwriting guidelines; (b) conform with law; (c) not be fraudulent and (d) be no less favorable than those used by the Company with respect to other policies of the Company not reinsured by the Reinsurer.  The Company shall not outsource any underwriting functions, administrative functions or claims administration with respect to the Reinsured Policies.

7.2           Record Keeping.  Company shall maintain all records and correspondence for services performed by Company hereunder relating to the Reinsured Policies in accordance with industry standards of insurance record keeping. In addition, the records shall be made available for examination, audit, and inspection by any State Insurance Department within whose jurisdiction the Company or the Reinsurer operates. The Company and Reinsurer further agree that in the event of the termination of this Agreement, any such records in the possession of the Reinsurer shall promptly be duplicated and forwarded to the Company unless otherwise instructed.

The Company shall establish and maintain an adequate system of internal controls and procedures for financial reporting relating to the Reinsured Policies including associated documentation and shall make such documentation available for examination and inspection by the Reinsurer.

7.3         Indemnification and Control of Defense.

(a)           The Reinsurer shall have no duty or obligation to defend against any legal action or proceeding brought against the Company. The Reinsurer shall fully cooperate with the Company’s efforts to defend such legal action or proceeding and will make available to the Company and its counsel such evidence relevant to such actions or proceedings as the Reinsurer may have as a result of performing its obligations under this Agreement.

(b)           The Reinsurer shall not be liable to the Company for actions within the scope of the Reinsurer’s actual authority in performing its obligations to the Company under this

Agreement when such performance is in accordance with the standard expressed in Section 3.6(c) “Standard of Care.”

(c)           The Company shall indemnify and hold harmless and defend the Reinsurer against any costs (including reasonable attorney’s fees) or expenses, damages or judgments whatsoever which the Reinsurer may suffer as a result of the Reinsurer being named as a party defendant in any suit instituted by any persons to whom a Reinsured Policy has been issued, or by any beneficiary, heir, legatee, or personal representative of such policyholder, where the Reinsurer’s actions relevant to the suit are within the scope of the Reinsurer’s actual authority in performing its obligations to the Company under this Agreement and were performed in accordance with the standard expressed in Section 3.6(c) “Standard of Care.”

(d)           The Reinsurer shall indemnify and hold harmless and defend the Company against any costs (including reasonable attorney’s fees) or expenses, damages or judgments whatsoever which the Company may suffer as a result of the Company being named as a party defendant in any suit instituted by any persons to whom a Reinsured Policy has been issued, or by any beneficiary, heir, legatee, or personal representative of such policyholder, where the Reinsurer’s actions relevant to the suit are within its obligations to the Company under this Agreement and were not performed in accordance with the standard expressed in Section 3.6(c) “Standard of Care.”

(e)           Any party entitled to indemnification under this Agreement shall (1) give prompt notice to the party from whom indemnification is sought of any claim with respect to which it seeks indemnification; (2) permit such indemnifying party to assume and control defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any party entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such separate counsel shall be paid by the person employing separate counsel unless (a) the indemnifying party has agreed to pay such fees and expenses or (b) the indemnifying party shall have failed to assume the defense of such claim and to employ counsel reasonably satisfactory to such party. No indemnifying party shall be subject to any liability for any settlement made without its consent except where the indemnifying party has failed to assume the defense of such claim and to employ counsel reasonably satisfactory to the indemnified party. An indemnifying party who elects not to assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel at any one time for all parties indemnified by such indemnifying party with respect to such claim, which counsel shall be designated in writing by the indemnified party and shall be reasonably acceptable to the indemnifying party.

ARTICLE VIII

Accounting and Settlement

8.1           Insurance Accounting. The Company shall maintain separate books of account with respect to any Reinsured Policy, setting forth the data required in Schedules B and D.

8.2           Monthly Accounting Reports. Within eight (8) Business Days following the end of each Monthly Accounting Period, the Company shall supply the Reinsurer with a Monthly Accounting Report with the information as shown in Schedule B.  Within fifteen (15) calendar days following the end of each calendar quarter, the Company shall supply the Reinsurer with a Quarterly Accounting Report with the information shown in Schedule D.

The Company will supply additional financial information, as reasonably needed, for the Reinsurer to comply with changes in Statutory, GAAP, and SEC reporting and disclosure requirements that may occur subsequent to the inception of this Agreement.

8.3           Settlements. On or before the 15th day of each month, the Company will determine an estimated Settlement Amount for that month in accordance with Schedule B.  If the estimated Settlement Amount is positive, the Company will pay that amount to the Reinsurer. If the estimated Settlement Amount is negative, the Reinsurer will pay that amount to the Company. Payments of the estimated Settlement Amount shall be due by the fifteenth (15th) Calendar Day of each month.

Within ten (10) Business Days following the end of each Monthly Accounting Period, the Company or Reinsurer, as the case may be, shall pay the difference between the final Settlement Amount as reported on the Monthly Accounting Report and the estimated Settlement Amount previously paid for the applicable Monthly Accounting Period.

If any estimated or final monthly Settlement Amount payment is not paid by the due date, interest shall accumulate at the Accrual Rate from the due date of the payment until such time that the Settlement Amount is paid.  If the estimated Settlement Amount payment for any month is not within 25% of the final Settlement Amount payment, interest shall accrue on the difference between the final Settlement Amount payment and the estimated Settlement Amount payment at the Accrual Rate from the due date of the estimated Settlement Amount payment until such time that the final Settlement Amount is paid.

8.4           Reconciliation. Each party shall have the right to review all individual components of transactions reflected in the Monthly Accounting Reports, and to request adjustments, as appropriate. Any amount due either party in connection with such adjustment shall be paid within ten (10) Business Days of the receipt of notice that additional amounts are due.

8.5           Interest Payments. Payment due to either the Reinsurer or the Company shall accrue interest at the Accrual Rate if unpaid by the due date.

ARTICLE IX

Term and Termination

9.1           Term and Duration.  Subject to the provisions of Sections 9.3, 9.4, 9.5, 9.6 and 9.7, this Agreement shall be unlimited as to its duration.

9.2           Reinsurer’s Liability. The liability of the Reinsurer with respect to a Reinsured Policy shall terminate on the date the liability of the Company on such Reinsured Policy is terminated.

9.3           Termination. Should Reinsurer at any time:

(a)           become insolvent;

(b)           file a petition in bankruptcy;

(c)           go into liquidation or rehabilitation;

(d)           have a receiver appointed; or

(e)           have its Company Action Level Risk Based Capital ratio as defined by the NAIC drop below 150%,

the Company shall have the right to terminate this Agreement immediately upon notice to the Reinsurer.

9.4           Termination Due to Nonpayment. Either party may terminate this Agreement if the other party fails to pay, when due, any amounts due under this Agreement provided that the delinquent party has been given at least twenty (20) Business Days advance written notice of its intent to terminate for that reason. Either party may avoid termination pursuant to this Section 9.4 by paying all amounts that are delinquent and then due on or before the date upon which the Agreement would have terminated in accordance with the notice from the other party. The other party shall provide written notice to the curing party that the default has been adequately cured.

9.5           Termination for Material Breach. In addition to all other rights and remedies, either party may terminate this Agreement by providing the other party with a minimum of thirty (30) calendar days prior written notice in the event the other party commits a material breach of any provision of the Agreement. Said notice must specify the nature of said material breach. The breaching party shall have twenty (20) Business Days from the date of the breaching party’s receipt of the foregoing notice to cure said material breach to the reasonable satisfaction of the non-breaching party. If the breach is cured, the other party shall provide written notice to the curing party that the breach has been adequately cured. In the event the breaching party fails to cure the material breach within said twenty (20) Business Day period, then at the option of the non-breaching party and upon notice, this Agreement will terminate upon expiration of the thirty (30) day notice period. Notwithstanding the foregoing, the parties shall cooperate with each other to effect a cure of any breach of the terms of this Agreement.

9.6           Termination by Reinsurer.  The Reinsurer has the right to terminate this agreement with respect to new business at any time by giving thirty (30) calendar days written notice to the Company.

9.7           Termination by the Company.  The Company has the right to terminate this agreement with respect to new business at any time by giving thirty (30) calendar days written notice to the Reinsurer.  The Company has the right to recapture this business after a period of 10 years.  If the Company exercises its right to recapture the business, the Reinsurer shall pay to the Company its Quota Share of the Account Values of the Reinsured Policies and the Company will pay a recapture fee to the Reinsurer equal to the Reinsurer’s Quota Share of the unamortized Commission and Expense Allowances with the amortization period of the

Commission and Expense Allowances corresponding to the initial surrender charge period of each policy form.

ARTICLE X

Payments Upon Termination of Agreement

10.1         Payments on Termination.

(a)           In the event that this Agreement shall be terminated under Sections 9.3, 9.4 or 9.5 a net accounting and settlement as to any balance due under this Agreement shall be undertaken by the parties to this Agreement (the “Terminal Accounting and Settlement”), which calculations shall be performed as of the day that is thirty (30) calendar days from the date that the liability of the Reinsurer shall have finally terminated (the “Terminal Accounting Date”).

(b)           The Company shall supply the Reinsurer with a final Schedule B as of the Terminal Accounting Date and the Settlement Amount will be paid as due pursuant to Section 8.3.

(c)           In addition to the final Settlement Amount payment, the Reinsurer shall pay to the Company its Quota Share of the Reserves of the Reinsured Policies.

(d)           Any payment required under the Terminal Accounting and Settlement by the Company shall be paid by the Company no later than thirty (30) calendar days after the Terminal Accounting Date.  Payments made after such time shall accrue interest in accordance with Section 8.5. In the event that the calculation for the payment required under the Terminal Accounting and Settlement cannot be accurately calculated by such date, then an estimate shall be paid, with a supplemental accounting being made when the accurate information shall become available.

10.2         Supplemental Accounting. In the event that, subsequent to the Terminal Accounting and Settlement an adjustment is made with respect to any amount taken into account in the Terminal Accounting and Settlement, a supplemental accounting shall be made. Any net amount owed to the Reinsurer or the Company by reason of such supplemental accounting, plus any interest due accumulated at the Accrual Rate to the date of payment, shall be paid promptly upon the completion of such supplemental accounting.

ARTICLE XI

Insolvency

11.1         Payments. In the event of the insolvency of the Company, payments due the Company on all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Company or to its liquidator, receiver, or statutory successor on the basis of the liability of the Company under Reinsured Policies without diminution because of the insolvency of the Company, or because the conservator, liquidator, or statutory successor has failed to pay all or a portion of any claims.

11.2         Executory Contract. It is expressly understood that this Agreement is an executory contract as long as both parties are required to perform under this Agreement. On the insolvency of the Reinsurer, if this Agreement is not confirmed by the Reinsurer and given status as an “Administrative Expense”, then the Company may terminate for nonperformance without additional payment other than those required under Section 10.1.

ARTICLE XII

Dispute Resolution

12.1         Dispute Resolution. If a dispute, controversy, or claim arises out of or relates to this Agreement, its termination or non-renewal, or the alleged breach thereof, and if said dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association (“AAA”) under its Commercial Mediation Rules, before resorting to arbitration. If the matter has not been resolved pursuant to mediation within thirty (30) calendar days of the commencement of such mediation (which period may be extended by mutual agreement in writing), then any unresolved dispute, controversy, or claim arising out of or relating to this Agreement, its termination or non-renewal, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the AAA, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be conducted by a sole arbitrator or, at the election of either party, before a panel of three arbitrators. Selection of the arbitrator(s) shall be in accordance with the Commercial Arbitration Rules of the AAA. The arbitrator(s) shall allow each party to conduct limited relevant discovery. The arbitrator(s) shall have no authority to award punitive damages or any damages not measured by the prevailing party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement and applicable state and federal laws. All fees and expenses of arbitration shall be borne by the parties equally. However, each party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of the arbitration matter. Any such arbitration shall be conducted in West Des Moines, Iowa.

ARTICLE XIII

DAC Tax

13.1         Party.  The term “party” will refer to either contracting company as appropriate.

13.2         Other Terms.  The terms “Net Positive Consideration”, “Specified Policy Acquisition Expenses” and “General Deductions Limitation” used in this Article are defined by reference to Regulation Section 1.848-2 and Code Section 848.

13.3         DAC Tax Election.  The parties to this Agreement make the election set forth below pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued under Section

848 of the Internal Revenue Code of 1986, as amended (the “Code”). This election shall be effective for taxable year 2009 and for all subsequent taxable years for which this Agreement remains in effect.

(a)           The party with the Net Positive Consideration for this Agreement for each taxable year will capitalize Specified Policy Acquisition Expenses with respect to this Agreement without regard to the General Deductions Limitation of Code Section 848(c)(1).

(b)           Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year, or as otherwise required by the Internal Revenue Service, to ensure consistency.

(c)           The Company will submit a schedule to the Reinsurer by May 1 of each year with its calculation of the net consideration for the preceding calendar year.  This schedule will be accompanied by a statement signed by an officer of the Company attesting to the calculation contained in said schedule. The Reinsurer may contest such calculation by providing an alternative calculation to the Company in writing within thirty (30) calendar days of the Reinsurer’s receipt of the Company’s calculation.

(d)           If the Reinsurer contests the Company’s calculation, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) calendar days of the date that the Company receives the Reinsurer’s alternative calculation. If the parties reach an agreement on the net consideration calculation, each party will report the agreed upon amount in its income tax return for the preceding calendar year. If the parties are unable to reach an agreement on the amount of net consideration, then the dispute shall be resolved pursuant to Article XII of this Agreement.  If Reinsurer does not contest the Company’s calculation the parties will utilize the calculation provided by the Company for reporting purposes in their respective income tax returns for the preceding year.

ARTICLE XIV

Miscellaneous Provisions

14.1         Headings and Schedules. Headings used herein are not a part of this Agreement or related documents and shall not affect the terms hereof. The attached Schedules A, B, C, and D are a part of this Agreement.

14.2         Notices. All notices and communications hereunder shall be in writing and shall become effective when received. Any written notice shall be sent by either certified or registered mail, return receipt requested, or overnight delivery service (providing for delivery receipt) or delivered by hand. All notices or communications under this Agreement shall be addressed as follows:

If to the Company:

American Equity Investment Life Insurance Company

6000 Westown Parkway

West Des Moines, IA 50266

Attention: John Matovina

If to the Reinsurer:

Eagle Life Insurance Company

6000 Westown Parkway

West Des Moines IA 50266

Attention:  Marla Lacey

14.3         Successors and Assigns. This Agreement and related documents cannot be assigned by either party without the prior written consent of the other. The provisions of this Agreement and related documents shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successor and assigns as permitted herein.  The Reinsurer shall retain its Quota Share of the risks under this Agreement without the benefit of reinsurance.

14.4         Execution in Counterparts. This Agreement and related documents may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

14.5         Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto. This Agreement supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to the subject matter hereof. Any amendment or modification of this Agreement will not be effective unless made in writing and signed by the parties hereto.

14.6         Regulatory Approval of Amendments. When and if, under insurance, public health or other applicable laws or regulations, the approval of any amendment to this Agreement or related documents by one or more federal, state or local regulatory authorities is required, the amendment shall not take effect unless and until all such necessary approvals have been received by the Company.

14.7         Governing Law. This Agreement and related documents shall be governed by and construed in accordance with the laws of the State of lowa.

14.8         Waivers and Remedies. The waiver by any of the parties of any other party’s prompt and complete performance or breach or violation, of any provisions of this Agreement and related documents shall not operate or be construed as a waiver of any subsequent breach or violation, and the waiver by any of the parties to exercise any right or remedy which it may possess hereunder shall not operate or be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

14.9         Severability. In the event any section or provision of this Agreement or related documents is found to be void and unenforceable by a court of competent jurisdiction, the remaining sections and provisions of this Agreement or related documents shall nevertheless be binding upon the parties with the same force and effect as though the void or unenforceable part had not been severed or deleted.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representative.

EAGLE LIFE INSURANCE COMPANY		AMERICAN EQUITY INVESTMENT
LIFE INSURANCE COMPANY

By:		By:

Name:	Debra Richardson	Name:	John Matovina

Title:	Executive Vice President	Title:	Chief Financial Officer

Date:		Date:

SCHEDULE A

CONTRACTS AND RISKS REINSURED

Company agrees to cede to the Reinsurer, and the Reinsurer agrees to accept from the Company the Quota Share reinsurance participation for the risks as scheduled below:

The Quota Share will equal 20%.

Reinsured Contracts

SPDA-MYGA

State variations of the listed products are included under this agreement

Effective date of this Schedule: Policies issued on or after July 1, 2009.

SCHEDULE B

MONTHLY ACCOUNTING REPORT

(For qualified and non-qualified business, separately)

(All amounts are net of reinsurance to other reinsurers)

I.	Premiums

II.	Policy Benefits

III.	Commission Allowance

IV.	Acquisition Expense Allowance

V.	Maintenance Expense Allowance

VI.	Insurance Taxes and Charges

VII.	Net (I - II - III - IV – V – VI)

VIII.	Reinsured %

IX.	Settlement Amount Before C-4 Risk Charge (VII times VIII)

X.	C-4 Risk Charge

XI.	Settlement Amount (IX - X)

SCHEDULE C

COMMISSION AND EXPENSE ALLOWANCES FOR REINSURED POLICIES

The Reinsurer will grant to the Company the Quota Share of the following commission and expense allowances on the Reinsured Policies:

Expense Allowances

1.     Per policy Expense Allowances

Acquisition Expense	$145
Maintenance Expense (Annual Amount)	$36	**

The Maintenance Expense Allowance will be calculated on a monthly basis as follows:

(C/12) * (A + B)/2 where

A is the number of policies inforce as of the beginning of each month, and

B is the number of policies inforce as of the end of the each month, and

C is the annual per policy expense allowance.

**A three percent (3.00%) per annum inflation factor will be added to the Maintenance Expense listed above commencing on the first anniversary of the Agreement.

2.     Marketing Expense Allowance

The Marketing Expense Allowance shall be equal to zero percent (0.00%) of Premiums.

The Expense Allowances shall be adjusted from time to time to reflect changes made in the Company’s product pricing assumptions.

Commission Allowances

The commission allowance shall be an amount as determined by the Company based upon its published commission schedules, and shall be based on the commissions actually paid.

SCHEDULE D

QUARTERLY ACCOUNTING REPORT

(All amounts are net of reinsurance to other reinsurers)

I.	Beginning Account Value

II.	Premiums

III.	Interest Credited

IV.	Policy Benefits

V.	Surrender Charges

VI.	Ending Account Value
(I + II + III - IV – V)

VII.	Ending Policy Count

VIII.	Ending Reserves

IX.	Ending Cash Surrender Values